EXHIBIT 10.10
                   GREENE EMPLOYMENT AGREEMENT


     This AGREEMENT made as of this 15th day of December, 1993 and between Data Switch Corporation, a Delaware corporation with offices at One Enterprise Drive, Shelton, Connecticut 06484 (the "Company") and Richard E. Greene, an individual residing at 4255 Gulf Drive #125, Holmes Beach, Florida, 34217 ("Greene" or the "Executive").

                      W I T N E S S E T H:

     WHEREAS, Greene has resigned as Chairman of the Board of the Company in order to limit his involvement in the day to day operations of the Company; and

     WHEREAS, the parties hereto have arrived at a mutual under-standing with respect to the terms and conditions of Greene's prospective future employment by the Company.

     NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties hereto agree as follows:

     1. Term: The term of Greene's employment under this Agreement (the "Term") shall begin as of January 1, 1994 and continue until December 31, 1996, unless sooner terminated by Greene or the Company, in accordance with the terms hereof, or otherwise extended by the mutual agreement of the parties.

     2. Duties: Greene hereby agrees to devote a substantial portion of his business time to his position as an employee, senior representative and executive goodwill ambassador for the Company. It is understood and agreed that Greene shall be requested to perform only such duties appropriate to his position as may be assigned to him from time to time by the Chairman of the Board of Directors. It is estimated that Greene will spend approximately forty (40) days per annum on the business of affairs of the Company, exclusive of the time spent by him on Board matters. It is understood that Greene may not be required to spend more than forty (40) days per annum on such non-Board assignments.

     3.   Base Compensation, Medical Benefits, Expenses

     (a) The Company shall pay to Greene, and Greene shall accept from the Company, as full compensation for all services rendered and to be rendered hereunder, the amounts set forth on the Schedule of Compensation, attached hereto as Schedule A, said base compensa-tion to be payable according to the Company's standard payroll practices. Also annexed hereto as Schedule B is a list of stock options currently held by Greene. The non-qualified options set forth on Schedule B shall remain in full force and effect through-out the term hereof, and exercisable in accordance with the terms and conditions of the stock option agreements relating thereto. Prior to their expiration, the incentive stock options set forth on Schedule B shall be cancelled and terminated and in replacement thereof, Greene shall be granted a single non-qualified option to purchase 90,000 shares at a price of $4.09 per share. Such option shall vest in its entirety one (1) year from the date of issuance, and shall be exercisable during the Term hereof and for ninety (90) days thereafter. In the event that Greene is terminated without Cause (as herein defined), or for reason of Greene's disability, Greene's options shall be exercisable in the same manner and during the same time period as if this Agreement has not been so terminat-ed.

     (b) Greene will also be entitled to participate, to the extent eligible, in accordance with the provisions of any medical and dental insurance plans and arrangements, whether now existing or hereafter instituted, available to other senior executives of the Company, and without any discrimination as to Greene by reason of his less than full time services to the Company during the term hereof. If, by reason of any provision of its health insurance plans, the Company is unable to include Greene as a participant thereunder, the Company shall provide, at its own cost, substan-tially the same benefit to him, in such manner as the Company may reasonably elect (i.e., Company-paid continuation of benefits under COBRA or procurement of a substantially similar policy).

     (c) Greene is authorized to incur reasonable travel, enter-tainment and expenses incidental to the performance of his duties as requested by the Chairman of the Board of Directors. If Greene advances the funds for any such expenses, the Company will reimburse him upon his presentation of adequate documentation of expenses, in accordance with standard Company practices. Greene shall also be entitled to retain possession during the term hereof of the Company-owned automobile presently used by him. The Company will continue to insure the vehicle. Greene will pay for all of the other costs of operation thereof, including all costs in connection with his car phone.

     (d) Greene shall not be eligible for any bonus or other incentive compensation programs, nor shall he be included in any other Company fringe benefit plan or program, except as specified herein.

     4. Termination: Except as otherwise expressly provided herein, this Employment Agreement may be terminated only as follows:

     (a) By the resignation of Executive, upon the date of such resignation;

     (b)  Automatically, upon the death of the Executive;

     (c) Upon written notice from the Company on the happening of an event of Disability of the Executive. As used herein the term "Disability" shall mean any physical or mental medical condition which causes the Executive to be unable to perform his assigned tasks for a period of (i) one year or (ii) the onset of any such disabling condition with little or no likelihood of Executive returning to work for at least forty (40) calendar days in the twelve (12) months thereafter. In the event of any dispute concerning the existence of a medical condition of the Executive's likelihood of recuperation, the dispute shall be resolved by a qualified licensed physician selected by the Executive, and reasonably acceptable to the Company. Notwithstanding anything to the contrary contained in this Agreement, the Company shall not terminate Executive for having a Disability during any calendar year in which Executive has theretofore actually or substantially performed his duties under this Agreement; or

     (d) By the Company, on written notice to the Executive with or without "Cause." Cause, as used herein, shall mean only: (i) undertaking of acts by Executive which result, or if prosecuted would be likely to result, in conviction of Executive for commis-sion of a felony in connection with his services to the Company;
(ii) violation of any material provision contained in the Agreement to Conditions of Employment or the non-compete provisions of the Non-Compete and Consulting Agreement with the Company executed by Greene, both dated October 2, 1981 (attached hereto as Schedule C is the complete list of competitors, association with which will be deemed a violation of the non-compete provisions set forth in the above-referenced agreements. Greene's association with any companies other than those set forth in Schedule C shall not be deemed such a violation.); (iii) any material failure of the Executive to follow the reasonable written instructions of the Board of Directors which are otherwise consistent herewith; (iv) the failure, after written notice, of the Executive to devote the required time and attention in good faith to the business and affairs of the Company, consistent with the limited time he is required to spend on the business and affairs of the Company; or
(v) a pattern of disparagement of the Company by the Executive, such that his usefulness as an Executive ambassador-at-large for the Company shall be substantially destroyed. The exercise by Greene of his responsibility as a director or his rights as a shareholder shall not in any event constitute disparagement.

     5.   Severance Compensation:

          (a)  Termination by the Company.

     Without Cause: In the event of any termination of Greene's employment by the Company without Cause prior to December 31, 1996, it shall be deemed that Executive has met and/or satisfied any and all of his obligations hereunder. Accordingly, the Company shall perform and undertake to perform all of its promises and obliga-tions to Executive as and when each such promise or obligation comes due for the remainder of the term of this Agreement as though it was not so terminated.

     With Cause: In the event of any termination of this Agreement by the Company with Cause prior to December 15, 1996, the Executive's compensation hereunder shall cease upon such termina-tion.

          (b) Termination by Executive. In the event of any resignation by Executive, his compensation hereunder shall terminate upon the happening of such resignation.

          (c)  Death or Disability:     In lieu of inclusion in the
Company's life and/or Disability policies, the Executive, or his representative, as the case may be, shall receive in the event of his death or disability, the balance of the cash compensation due to him pursuant to Section 3(a) hereof, and the forgiveness of his debt to the Company pursuant to Section B hereof.

     6.   Termination Upon Certain Events:

          (a) Notwithstanding any provision to the contrary contained herein or in a certain Executive Severance Compensation Agreement, the Company (or its successor, as the case may be) may terminate this Agreement without further liability to the Employee, except as provided for herein, by giving ten (10) days notice to the Executive, upon the happening of any of the following events:

          (i) A sale of all or substantially all of its assets to a single purchaser or group of associated purchasers ("Sale");

          (ii) A merger or consolidation of the Company with any other company if the shareholders of the Company own or receive upon effectuation of any such transaction less than fifty per-cent (50%) of the voting shares of the surviv-ing corporation ("Merger");

          (iii)  The acquisition by any person or group
          of associated persons of thirty percent (30%) or more of the outstanding shares of the Company (a "Takeover"); or
          (iv)  The filing by or against the Company of
          a petition in Bankruptcy or for reorganization pursuant to the Bankruptcy Laws.

     (b) In the event of a termination of the Executive's employment by the Company upon the happening of a Sale or Merger or Takeover as provided for in subparagraph (a) (i) (ii) or (iii) of this Section 6, the Executive shall receive Executive Severance in accordance with his Executive Severance Compensation Agreement with the Company, and no further compensation hereunder. Notwithstand-ing anything to the contrary contained herein, the Company's ability to terminate this Agreement upon any occurrence set forth in subparagraphs (a) (i), (ii) or (iii) of this Section 6 is contingent upon Greene's receipt of Executive Severance in accordance with such Executive Severance Compensation Agreement.

     7. Director: The Executive currently is a director of the Company, and shall continue to so serve, without separate compensa-tion, except for reimbursement of his expenses in connection with attendance at Board meeting, and attention to Board matters. In the event the Board of Directors fail to include the Executive on management's slate for re-election to the Board of Directors in any year, such failure may be deemed by the Executive to be a termina-tion of this Agreement without Cause, and upon written notification by him to the Board to that effect, this Agreement shall thereupon be deemed terminated as if terminated Without Cause by the Company.

     8. Loan Amounts: The Executive is indebted to the Company in the amount of $93,517.61. The Company and the Executive have agreed that an annual interest rate equal to the rate charged by the Company's principal lender shall apply to such loan from this date forward until January 1, 1997 and that the interest payments with respect to the loan shall be deducted from the amounts otherwise payable by the Company to the Executive. Notwithstanding the foregoing, provided that Executive shall not have been terminated for "cause" hereunder, the principal amount of such loans shall be deemed forgiven in their entirety on January 2, 1997. In the event of a Sale, Merger or Takeover as defined in
Section 6(a)(i) (ii) or (iii) hereof, or death or Disability of the Executive as set forth in Section 5(c) hereof, the Executive shall also be entitled to loan forgiveness.

     9. Arbitration: Any disputes arising under this Agreement shall be resolved by arbitration under the rules for commercial arbitration of the American Arbitration Association, and judgment on any award rendered may be entered in any court having competent jurisdiction. The place of arbitration shall be the office of the American Arbitration Association in or nearest to Shelton, Connecticut. If the Company determines that it has Cause to terminate the Executive's employment, the Company shall nonetheless be precluded from asserting any such legal position unless it continues to advance to the Executive the Executive's base pay as if his employment has been terminated without Cause, until a final determination shall be rendered in the arbitration proceeding. The Company may seek to recover, without interest, the advances so made by it in the arbitration proceeding.

     10. No Assignment: This Agreement shall be binding upon the parties hereto, their legal representatives, heirs, successors and assigns, and neither party may assign this Agreement without the prior written consent of the other party.

     11. No Waiver: Failure to insist upon strict compliance with any of the terms, covenants or conditions of this Agreement shall not be deemed a waiver or such term, covenant or condition, nor shall any waiver or relinquishment of such right or power consti-tute a waiver or relinquishment at any other term or terms.

     12. Notices: Any notices required or permitted to be given hereunder to either party shall be deemed given if delivered or sent by registered or certified mail, return receipt requested, to such party at his or its address as hereinabove set forth, or to such other address as such party may designate by notice similarly given. If any notice is sent to the Company, it shall be sent to the attention of the President, with a separate copy to Shawn A. Smith, Esq., Corporate Counsel.

     13. Expenses: Each party shall pay its own expenses in connection with the preparation, review and execution of this Agreement. The Company shall reimburse the Executive for his reasonable legal expenses, up to, but not in excess of, NINE THOUSAND FIVE HUNDRED DOLLARS ($9,500.00) actually incurred and/or paid by Executive in connection with this Agreement and/or any other agreements, negotiations or documentation as between the Company and Greene.

     14. Headings: Section headings are used herein for conve-nience only and shall not affect the meaning of any provision hereof.

     15. Governing Law: This Agreement shall be governed by and interpreted in accordance with the laws of the State of Connecti-cut.

     16. Remedies: In addition to any other rights or remedies the parties may have under this Agreement or applicable law, the parties shall have the right to enforce the terms of this Agreement by specific performance or other equitable remedies.

     17. Entire Agreement: This instrument contains the entire agreement between the Company and Greene relating to Greene's employment by the Company, other than the Agreement to Conditions of Employment, the Employee Non-Disclosure and Confidentiality Agreement, the Non-Compete and Consulting Agreement and the Executive Severance Compensation Agreement each of which remains in full force and effect, except as expressly modified hereby and to the extent of requiring arbitration of any dispute arising thereunder. This Agreement may not be amended or terminated orally but may be so amended by writing signed by both parties. Notwith-standing anything to the contrary contained herein, the provisions of the Non-Compete and Consulting Agreement which related to consulting services are hereby deemed to be null and void.

     18. Personal Property: The Executive has certain items of personal property, including furniture, certain contents of the safe located at the Company's offices and memorabilia on the premises of the Company. The Executive has identified in a letter to the Chairman of the Board the personal property which he reserves the right to remove from the premises, to and until June 30, 1995. The Executive hereby waives his right to, and transfers to the Company any interest he may have with respect to, all other personalty on the premises of the Company which is not identified in such letter, and any of his identified personal properties not removed before July 1, 1995.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.


               DATA SWITCH CORPORATION



               By: William J. Lifka
                   ____________________________________
                   William J. Lifka
                   Chairman of the Board, President and
                   Chief Executive Officer


                  Richard E. Greene
                  _____________________________________
                  Richard E. Greene